Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 18
DATED APRIL 6, 2016
TO THE PROSPECTUS DATED FEBRUARY 17, 2015
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 18 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 17, 2015, as previously supplemented by Supplement No. 13 dated December 30, 2015 (which superseded and replaced all prior supplements), Supplement No. 14 dated January 7, 2016, Supplement No. 15 dated February 9, 2016, Supplement No. 16, dated February 17, 2016 and Supplement No. 17, dated March 3, 2016. Unless otherwise defined in this Supplement No. 18, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information is inserted at the end of the section captioned “Plan of Distribution,” which begins on page 204 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of March 31, 2016.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000.000	200,000	—	200,000

Class A Shares sold in the offering:	511,754.019	12,463,454	784,726	11,678,728

Class A Shares issued pursuant to our distribution reinvestment plan:	1,226.617	29,132	—	29,132

Total (Class A Shares):	520,980.636	12,692,586	784,726	11,907,860

Class T Shares
Class T Shares sold in the offering:	27,462.582	657,729	31,242	626,487

Class T Shares issued pursuant to our distribution reinvestment plan:	120.649	2,752	—	2,752

Total (Class T Shares):	27,583.231	660,481	31,242	629,239
Total (Class A and Class T Shares):	548,563.867	13,353,067	815,968	12,537,099

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)

Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

(4)

In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.

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